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                                                                       Exhibit 5
               [LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]


                               October 12, 1999


Potomac Valley Bank
4 North Main Street
P.O. Box 1079
Petersburg, West Virginia  26947

                     Re:  Form S-4 Registration Statement
                          -------------------------------

Gentlemen:

          This opinion is rendered in connection with the Form S-4 Registration Statement (the "Registration Statement") filed by South Branch Valley Bancorp, Inc. (the "Registrant") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of approximately 320,000 shares of common stock of Registrant, $2.50 par value ("Common Stock") issuable in connection with the proposed acquisition of Potomac Valley Bank ("Potomac"), Petersburg, West Virginia, and Registrant, pursuant to the terms of the Agreement and Plan of Merger dated July 16, 1999, between Potomac and Registrant (the "Agreement").

          We are of the opinion that if all the conditions set forth in the Agreement are satisfied, the Common Stock, when issued in connection with the Agreement in accordance with the terms set forth therein will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                         Very truly yours,

                         BOWLES RICE MCDAVID GRAFF & LOVE, P.L.L.C.



                         /s/ Sandra M. Murphy
                         ---------------------------------
                         Sandra M. Murphy

SMM/jam
cc:    Mr. H. Charles Maddy, III